Exhibit (d)(8)

Execution Copy June 6, 2012

HIGHLY CONFIDENTIAL

NON-SOLICITATION AGREEMENT

REGARDING

“PROJECT MAGENTA”

between

Elster Group SE
Frankenstr. 362
45133 Essen
Germany
(hereafter Company)

and

Melrose PLC
Leconfield House
Curzon Street
London W1J 5JA
United Kingdom
(hereafter Interested Party)

(Company and Interested Party together the Parties and each a Party)

PREAMBLE

The Company is a one-tier European stock corporation (Societas Europaea or SE) incorporated under the laws of the Federal Republic of Germany and registered in the Commercial Register (Handelsregister) of the Local Court (Amtsgericht) of Essen under HRB 22030 whose American Depositary Shares (ADS) are listed on the New York Stock Exchange (NYSE).

The Interested Party is a public limited company (PLC) incorporated under the laws of the United Kingdom and registered in England and Wales under registration number 4763064 whose shares are listed on the London Stock Exchange.

In a letter of April 10, 2012 followed by letter dated April 25, 2012 the Interested Party expressed its preliminary and non-binding interest in making a public tender offer to all holders of the Company’s ADS for a cash consideration (Tender Offer). Such potential Tender Offer shall be funded by a combination of equity and debt financing by the Interested Party. For purposes of funding equity capital the Interested Party may issue additional shares (the UK Rights Issue, together with the Tender Offer the Project).

In preparation of the Project the Interested Party incurs considerable costs and therefore insisted prior to continuing with the Project to ensure to a certain extent that such costs will not be frustrated since the Company may solicit or invite the submission of any other proposal. The Company is prepared to grant a certain level of non-solicitation — in compliance with applicable statutory laws, in particular the Company’s directors’ fiduciary duties according to Sec. 93 German Stock Corporation Act (Aktiengesetz — AktG) — in order to reflect the aforementioned request by the Interested Party.

Therefore, the Parties hereby enter into the following non-solicitation agreement (the Agreement):

1.                                      NON SOLICITATION

1.1                                 Save as provided in Sec. 1.2, the Company undertakes not to, directly or indirectly, solicit or invite the submission of any proposal, indication of interest or offer of any kind from any person (other than the Interested Party or any of its affiliates within the meaning of Sec. 15 et seq. AktG) in relation to the acquisition of all or a substantial part of the Company and/or its business. For the avoidance of doubt, nothing in this Agreement shall prevent the Company from responding to unsolicited enquiries in accordance with its directors’ fiduciary duties (acting reasonably and in good faith and in consideration of outside legal advice). The Company undertakes that, (i) if it responds to any such unsolicited enquiries (including any revised proposal or renewed contact from a third party that has been party to such a proposal or any approach prior to the date of this Agreement), it will (a) inform the Interested Party of such enquiry without undue delay (and in any event no later than the close of business the day after such enquiry is received), (b) inform the Interested Party within two calendar days whether the Company intends to further pursue such enquiry and (c) keep the Interested Party reasonably informed on a weekly basis whether — according to the Company’s estimation — such enquiring party has made such a progress that the gap (as regards the maturity of the process) to the Interested Party starts significantly closing; and (ii) it will provide the Interested Party with information also provided to any such enquiring party in case the Interested Party has not yet received such information.

1.2                                 The Interested Party is aware of the fact that currently two specific third parties have expressed their interest in the Company and that discussions with such third parties may be entered into shortly. Such third parties, however, are significantly behind the Interested Party as regards the status of the process. The Company undertakes to inform the Interested Party if discussions are entered into with either or both of such third parties and will keep the Interested Party reasonably informed on a weekly basis whether — according to the Company’s estimation — any such third party has made such a progress that the gap (as regards the maturity of the process) to the Interested Party starts significantly closing.

2.                                      TERMINATION

This Agreement shall terminate on the earlier of

(a)                                  13 July 2012 (or such later date as the Parties may agree);

(b)                                 the date upon which the Interested Party notifies the Company that it is no longer interested in pursuing the Project;

(c)                                  the date upon which the Company notifies the Interested Party that it is no longer interested in pursuing the Project provided that previously the Interested Party has materially adversely changed the conditions of the Project compared to the conditions of the Project as of the date of this Agreement;

(d)                                 the date upon which the Investment Agreement is executed; or

(e)                                  the date upon which it is finally determined the Project is withdrawn, lapses, terminates or otherwise fails to complete.

3.                                      MISCELLANEOUS

3.1                                 References to sections or annexes shall mean sections and annexes of / to this Agreement unless otherwise specified herein.

3.2                                 This Agreement shall be governed by, construed and enforced in accordance with the laws of the Federal Republic of Germany without giving effect to its conflict of laws principles or rules.

3.3                                 The courts of Essen, Germany shall, as far as permitted by applicable law, have the non-exclusive jurisdiction for any disputes arising out of or in connection with this Agreement.

3.4                                 All modifications, waivers and amendments to this Agreement or any part hereof must be in writing signed by or on behalf of both Parties. The same applies to any modification, waiver or amendment of this Sec. 3. No third party beneficiary rights are or are intended to be created hereunder.

3.5                                 This Agreement constitutes the entire agreement of the Parties hereto with respect to its subject matter, and supersedes all other oral or written representations, understandings or agreements relating to such subject matter. Except as set forth herein, neither party shall have any obligation to the other, including without limitation any obligation to engage in negotiations or provide assistance regarding the Project or to enter into any agreement in respect thereof.

3.6                                 Should a provision of this Agreement, or a provision included in this Agreement now or at a later point in time, be or become invalid or null and void or inoperative as a whole or in part, or should a gap in this Agreement become evident, this does not affect the validity of the remaining provisions or parts thereof. The invalid or null and void or inoperative provision is replaced, or the gap shall be filled, as the case may be, with effect ex tunc by such valid regulation which in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of this Agreement if they had considered this aspect at the time of conclusion of this Agreement.

3.7                                 This Agreement may be signed in counterparts and by email (scanned pdfs).

Essen, June 6, 2012		Essen, June 6, 2012
Venue, Date		Venue, Date

Elster Group SE		Elster Group SE

By:	/s/ Rainer Beaujean	By:	/s/ Thomas Preute

Name: Rainer Beaujean		Name: Thomas Preute

Title: MD/CFO		Title: MD/CLO

Venue, Date		Venue, Date

Melrose PLC		Melrose PLC

By:	/s/ Simon A Peckham	By:	/s/ Geoffrey Martin

Name: Simon A Peckham		Name: Geoffrey Martin

Title: Director		Title: Director